Stellar Biotechnologies Reports First Quarter 2015 Financial Results

PORT HUENEME, CA -- (Marketwired - February 09, 2015) - Stellar Biotechnologies, Inc. ("Stellar" or "the Company") (OTCQB: SBOTF) (TSX VENTURE: KLH), the leader in sustainable manufacture of Keyhole Limpet Hemocyanin ("KLH"), an important immune-stimulating protein used in wide-ranging immunotherapeutic markets, announced financial results for the first quarter period ended December 31, 2014.

"Our first quarter results demonstrate the positive impact of Stellar's sustained efforts on the commercial growth of our core KLH business," said Frank Oakes, President and Chief Executive Officer of Stellar Biotechnologies. "The increase in product sales, together with careful management of resources and projects, contributed to Stellar's continued strong financial position."

First Quarter Ended December 31, 2014 Results:

  Cash Position: Cash, cash equivalents and short-term investments as of December 31, 2014 were $12,763,533, compared to $13,769,953 at fiscal year-end September 30, 2014. Net cash used in operating activities for the first quarter of 2015 was $1,285,544, compared to $1,086,888 for the same period in the prior year. The Company believes current cash will be sufficient to meet estimated working capital requirements and fund planned program development through 2015.

  As of December 31, 2014, Stellar had positive shareholders' equity of $9,236,842 and approximately 79.5 million shares outstanding, compared to shareholders' equity of $10,464,735 and approximately 79.4 million shares outstanding at September 30, 2014.

  Revenues: Revenues were $212,661 for the three months ended December 31, 2014, compared to $58,825 for the three months ended December 31, 2013. First quarter revenues included product sales of $152,661, compared to $16,085 for the same period in the prior year. The increase in product sales was due to an increase in customers and associated greater product sales volume. First quarter contract services revenue increased to $60,000, compared to $15,000 the prior year, the result of new services performed under a collaboration agreement entered into mid-December 2013.

  R&D Expenses: Research and development expenses were $418,821 for the first quarter ended December 31, 2014, compared to $548,225 for the same period in the prior year. The decrease in R&D expense was a result of the decreased use of contract research organizations due to a realignment of our focus from internal research and process development to manufacturing our Stellar KLH™ products in response to increased demand.

  Other Operating Expenses: Other operating expenses, which include cost of revenues and general and administration, totaled $1,119,254 for the first quarter ended December 31, 2014, compared to $1,206,207 for the same period in 2013. This decrease from the prior period was due to the decrease in general and administration expenses caused by the net impact of increased corporate development expenses related to our transition to complying with Exchange Act disclosure and reporting requirements as a U.S. domestic issuer rather than a foreign private issuer, offset by certain decreases in share-based compensation. Share-based compensation is allocated to all expense types; however, the greatest portion of the expenses is recorded as general and administration expenses. Share-based compensation was recorded as $86,865 for the three months ended December 31, 2014, which was a decrease from share-based compensation of $468,717 recorded for the same period in the prior year. The fluctuations in share-based compensation relate to the timing of the grant of stock options, changes in our share price that affect the valuation model and the vesting of options granted in prior years.

  Net Loss: Net loss for the period was $1,343,477, or ($0.02) per basic share for the period ending December 31, 2014, compared to a net loss of $5,577,190, or ($0.08) per basic share, for the period ending December 31, 2013. The decreased loss in the first quarter was primarily affected by noncash changes in fair value of warrant liability. These gains and losses occur in inverse relation to changes in our share price that affect the valuation model for warrant liability. Increases and decreases in fair value of warrant liability have no impact on cash flow. If the warrants are exercised, the warrant liability is reclassified to share capital. If the warrants expire, the decrease in warrant liability offsets the changes in fair value.

Change in Fiscal Year End:

In June 2014, Stellar's Board of Directors approved a change in the Company's fiscal year end from August 31 to September 30 of each year. As a result of the change, the Company had a one month transition period in September 2014. The unaudited results for the one month ended September 30, 2014 were included in this first quarter report.

"This change synchronizes the Company's annual and quarterly filings with calendar quarters, thereby providing shareholders with more practical reporting and improving the efficiency of the Company's operational reconciliations. This is part of our continued maturation as a public company and our commitment to increase transparency and strengthen the Company's financial reporting," stated Mr. Oakes.

Stellar Biotechnologies anticipates filing its Form 10-Q for the period ending December 31, 2014 with the Securities and Exchange Commission ("SEC") on Monday, February 9, 2015. To view the Company's filings under Form 20-F, Form 10-K, 10-Q and 8-K, please visit the U.S. SEC website (www.sec.gov). To view the Company's filings with the Canadian Securities Administrators ("CSA"), including the Management Discussion and Analysis and related consolidated financial statements, please visit the CSA's SEDAR website (www.sedar.com).

About Stellar Biotechnologies, Inc.

Stellar Biotechnologies, Inc. (OTCQB: SBOTF) (TSX VENTURE: KLH) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an important immune-stimulating protein used in wide-ranging therapeutic and diagnostic markets. KLH is both an active pharmaceutical ingredient (API) in many new immunotherapies (targeting cancer, immune disorders, Alzheimer's and inflammatory diseases) as well as a finished product for measuring immune status. Stellar Biotechnologies is unique in its proprietary methods, facilities, and KLH technology. We are committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and developing KLH-based active immunotherapies.

Visit www.stellarbiotech.com and the KLH knowledge base www.klhsite.org.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include, but may not be limited to: general economic and business conditions; technology changes; competition; changes in strategy or development plans; governmental regulations and the ability or failure to comply with governmental regulations; the timing of anticipated results; and other factors referenced in the Company's filings with securities regulators. For a discussion of further risks and uncertainties related to the Company's business, please refer to the Company's public company reports filed with the TSX Venture Exchange and the U.S. Securities and Exchange Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, the Company assumes no obligation to update such statements. This press release does not constitute an offer or solicitation of an offer for sale of any securities in any jurisdiction, including the United States. Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of the information contained in this press release.

                Condensed Interim Consolidated Balance Sheets
                         (Expressed in U.S. Dollars)

                                 -------------  -------------  -------------
                                  December 31,  September 30,     August 31,
                                          2014           2014           2014
                                 -------------  -------------  -------------

Assets:
  Cash and cash equivalents      $  12,763,533  $  13,769,953  $  13,427,404
  Other current assets                 256,706        653,522        643,266
  Noncurrent assets                    405,554        404,240        403,292

                                 -------------  -------------  -------------
    Total Assets                 $  13,425,793  $  14,827,715  $  14,473,962
                                 =============  =============  =============

Liabilities and Shareholders'
 Equity
  Accounts payable, accrued
   liabilities and deferred
   revenue                       $     637,241  $     671,714  $     541,626
  Warrant liability, including
   current portion                   3,551,710      3,691,266      6,231,703
  Shareholders' equity               9,236,842     10,464,735      7,700,633

                                 -------------  -------------  -------------
    Total Liabilities and
     Shareholders' Equity        $  13,425,793  $  14,827,715  $  14,473,962
                                 =============  =============  =============

          Condensed Interim Consolidated Statements of Operations
                        (Expressed in U.S. Dollars)

                                ----------------------------  -------------
                                                                One Month
                                     Three Months Ended           Ended
                                 December 31,   December 31,  September 30,
                                         2014           2013           2014
                                -------------  -------------  -------------

Revenues:
  Contract services revenue     $      60,000  $      15,000  $      20,000
  Product sales                       152,661         16,085         32,786
  Grant revenue                             -         27,740              -

                                -------------  -------------  -------------
    Total Revenues                    212,661         58,825         52,786

Expenses:
  Costs of revenues                   177,101        185,077         33,699
  Research and development            418,821        548,225        178,280
  General and administration          942,153      1,021,130        293,130

                                -------------  -------------  -------------
    Total Expenses                  1,538,075      1,754,432        505,109

Other Income (Loss):
  Foreign exchange gain (loss)       (161,112)       (16,508)       (97,866)
  Increase (decrease) in fair
   value of warrant liability         139,556     (3,880,195)     1,680,040
  Other income                         13,293         15,920          1,853

Income tax expense                      9,800            800          3,800

                                -------------  -------------  -------------
Net Income (Loss)               $  (1,343,477) $  (5,577,190) $   1,127,904
                                =============  =============  =============

Income (loss) per common share
 - basic                        $       (0.02) $       (0.08) $        0.01
Income (loss) per common share
 - diluted                      $       (0.02) $       (0.08) $        0.01

Weighted average number of
 common shares outstanding -
 basic                             79,461,013     73,978,736     78,675,750
Weighted average number of
 common shares outstanding -
 diluted                           79,461,013     73,978,736     87,140,449

          Condensed Interim Consolidated Statements of Cash Flows
                        (Expressed in U.S. Dollars)

                                ----------------------------  -------------
                                                                One Month
                                     Three Months Ended           Ended
                                 December 31,   December 31,  September 30,
                                         2014           2013           2014
                                -------------  -------------  -------------

Cash Flows Used In Operating
 Activities:
  Net loss                      $  (1,343,477) $  (5,577,190) $   1,127,904
  Items not affecting cash:
    Depreciation and
     amortization                      37,535         31,811         12,529
    Share-based payments               86,865        468,717         36,509
    Foreign exchange (gain)
     loss                             161,112         16,508         97,866
    Change in fair value of
     warrant liability               (139,556)     3,880,195     (1,680,040)
  Changes in working capital
   items                              (88,023)        93,071        108,540

                                -------------  -------------  -------------
Net cash used in operating
 activities                        (1,285,544)    (1,086,888)      (296,692)

Net cash provided by (used in)
 investing activities                 404,062       (209,129)       (15,968)

Net cash provided by financing
 activities                            28,719      2,557,714        739,292

Effect of exchange rate changes
 on cash and cash equivalents        (153,657)       (14,165)       (84,083)

                                -------------  -------------  -------------
Net change in cash and cash
 equivalents                       (1,006,420)     1,247,532        342,549

Cash and cash equivalents -
 beginning of period               13,769,953     15,478,038     13,427,404

                                -------------  -------------  -------------
Cash and cash equivalents - end
 of period                      $  12,763,533  $  16,725,570  $  13,769,953
                                =============  =============  =============

Company Contact:

Mark A. McPartland
Vice President of Corporate Development and Communications
Phone: +1 (805) 488-2800 ext. 103
markmcp@stellarbiotech.com
www.stellarbiotech.com